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[LOGO] ACADIA
       REALTY TRUST
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AT THE COMPANY:                             AT THE FINANCIAL RELATIONS BOARD:
Jon Grisham, Investor Relations             Kerry Thalheim, General Inquiries
516-767-8830                                212-661-8030


             ACADIA REALTY TRUST FORMS JOINT VENTURE WITH PROMINENT
                            INSTITUTIONAL INVESTORS

       Joint Venture will invest up to $300 million in real estate assets
                Acadia also announces expansion of share buyback


New York, NY (October 3, 2001) - Acadia Realty Trust (NYSE:AKR), a fully integrated shopping center real estate investment trust, announced that it has formed a joint venture with four of its key institutional investors. Under the terms of the joint venture agreement, Acadia and the investors will contribute $20 million and $70 million, respectively, and will seek to acquire up to $300 million of real estate assets, focusing on neighborhood and community shopping centers. Acadia will earn a pro-rata return on its invested equity and fees for construction, leasing and asset management services. Acadia also has the opportunity to earn additional amounts based on certain investment return thresholds.

Strong Institutional Sponsorship and Opportunity for Continued Growth

In January of this year Acadia announced that its Board of Trustees had directed management to explore all strategic alternatives for the Company. With the assistance of Credit Suisse First Boston, Acadia aggressively explored various alternatives with respect to the Company and its core portfolio. Given the strength of the core properties, which are well suited to absorb the uncertainties of a volatile economy as they are primarily in-fill locations anchored by supermarkets and other necessity-based retailers, and the proven capabilities of the management team, the Company and its advisors concluded that the formation of this joint venture is the best way to maximize shareholder value. Specifically, it will allow the Company to take advantage of attractive acquisition and redevelopment opportunities within its core area of expertise.

Kenneth F. Bernstein, President and CEO stated, "I am excited by the investment opportunities presented by the current environment and extremely pleased with the strong endorsement from our institutional investors. Given that these investors are all significant current shareholders in Acadia and that all of the economic incentives, including those based on surpassing specified investment returns, run to the benefit of the Company, this venture has the highest possible alignment of interest with all of our shareholders."


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Share Buyback

Additionally, Acadia announced that the Board has authorized an expansion of its share buy-back program. Details of the program have not yet been determined and will be formally announced at a later date. Continuing his remarks, Mr. Bernstein stated, "We have always stated that one of our goals was to provide to all shareholders the opportunity for liquidity at a fair price. We recognize that given our limited float, larger shareholders have not been accorded that ability to date. While we remain sensitive to the issues of float and leverage as well as alternative uses of capital, we feel the expansion of our share buy-back program will enhance value for all of our shareholders"

Acadia Realty Trust, headquartered on Long Island, NY, is a self-administered equity real estate investment trust structured as an UPREIT, which specializes in the operation, management, leasing, renovation and acquisition of shopping centers properties. The Company currently owns and operates 56 properties totaling approximately 10 million square feet, primarily in the eastern half of the United States. Acadia's principal executive offices are located in Port Washington, New York, with a corporate office located in Manhattan.

Certain matters in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

For more information on Acadia Realty Trust visit Acadia Realty Trust's Web site at www.acadiarealty.com